Exhibit 99.2

4Q CONFERENCE CALL SCRIPT

January 27, 2004

JKM COMMENTS

Good morning and welcome to Chesapeake Corporation's fourth quarter conference call. I'm Joel Mostrom, vice president and treasurer, and joining me today are Tom Johnson, chairman and chief executive officer and Andy Kohut, our chief financial officer.

Tom will begin with comments regarding the overall results of the quarter and year. Andy will then provide a few more details on the company's results, and Tom will conclude with some comments on our outlook for 2004. After that, we will be available for questions.

Before we get started, I want to advise all participants that this call is being recorded by Chesapeake Corporation and is copyrighted material. It cannot be recorded or rebroadcast without Chesapeake's express permission. Furthermore, the comments on this call may include "forward-looking statements" as defined in the Private Securities Litigation Reform Act. The accuracy of such forward-looking statements is subject to a number of risks, uncertainties and assumptions that may cause Chesapeake's actual results to differ materially from those expressed in the forward-looking statements. Certain of those risks, uncertainties and assumptions are set forth in the summary of this conference call, which will be posted on the Company's web site at the conclusion of this call.

Now I will turn the call over to Tom.

THJ COMMENTS

Good morning everyone. Earlier today we reported fourth quarter net income of $11.0 million, or $0.72 per share. This compares to $11.4 million, or $0.75 per share, for the same period last year. Net income for full year was $26.5 million, or $1.74 per share, compared to $21.9 million, or $1.44 per share last year.

Cash available for shareholders and debt reduction for the year was a very strong $49 million and is net of a one-time payment of $11 million to settle an environmental indemnification. The improvement over prior year cash flow was the result of delays in capital spending and improvements in working capital utilization. Our management team is firmly dedicated to wisely managing our capital and generating cash for reduction of debt or distribution to shareholders.

Fourth quarter earnings were down year over year due to an expected decline in earnings from the land development segment and a softer quarter for the paperboard segment, which was partially offset by a very strong quarter for the plastics segment. Despite a sluggish global economy we achieved solid financial results for the year.

Earnings from the plastics segment were up significantly for the year, due to very strong results in South Africa and in our specialty chemical business. The paperboard segment had a more challenging year as discrete geopolitical events reduced demand in certain end-use markets particularly impacting our international and branded sector. In addition, the holiday season demand was less buoyant than we had hoped. The pricing environment is still very competitive which requires us to constantly work to further improve our cost position and offer our customers unique supply chain solutions that differentiate us from the competition. We continue to be #1 or #2 in each of our key target market sectors and believe we are in a good competitive position to continue to grow our business to help offset a challenging price environment.

During the year, we took a number of steps to strengthen our balance sheet. The settlement of the West Point Mill environmental indemnification was a major step to reduce the contingent liabilities of the company. We took significant steps to manage the company's pension plan deficits and fund the retiree medical plan. We also reached an agreement on a significant part of the environmental clean up of the Fox River.

The wind down of the land business has gone extremely well and, while earnings from the business in 2004 will be insignificant, there will continue to be additional cash flow in 2004 from deferred payments in previous years' land sales.

Finally, the construction of two new factories in Germany has gone generally as planned both from the perspective of cost and schedule. We expect these factories to add significant value for our customers in the confectionery and tobacco sectors and provide a good return for shareholders.

Now, let me turn it over to Andy for more details on the quarter and full year results.

AJK COMMENTS

Thanks Tom, and good morning.

As announced earlier today, net income for the fourth quarter of 2003 was $11.0 million, or $0.72 per share, compared to net income for the fourth quarter of 2002 of $11.4 million, or $0.75 per share. Net income for the year ended December 28, 2003, was $26.5 million, or $1.74 per share, compared to $21.9 million, or $1.44 per share, for 2002.

Consolidated EBIT for the fourth quarter of 2003 of $21.2 million was down about 18% when compared to EBIT of $25.7 million for the fourth quarter of 2002. The decline in EBIT can be primarily attributed to a reduction in operating earnings from the land development segment of $6.4 million, which represented 25% of the consolidated EBIT during 2002. Excluding the impact of foreign currency exchange rates, EBIT in the paperboard packaging segment was down 3% quarter-over-quarter and EBIT for the plastic packaging segment improved approximately 28% during the fourth quarter of 2003 over the comparable period last year.

Now I'd like to further describe the results of operations for the fourth quarter and full year. Due to the significance of the change year over year, I will start with our land segment:

We had decreased sales activity in our land development business for the fourth quarter and full year of 2003 as this segment winds down. This segment provided EBIT of $1.5 million for the fourth quarter of 2003, down $6.4 million from EBIT for the fourth quarter of 2002, and EBIT for the full year of $7.3 million in 2003, down $8.4 million from 2002 full year results. I reiterate Tom's comment that we are pleased with the successful wind down of this operating segment and we will still have some cash flow in 2004 related to notes receivable from previous year's land sales. Over the last decade, our land development business generated approximately $75 million of EBIT for the corporation. We expect that the liquidation of our land holdings will be substantially complete in the next 3 to 6 months; however no significant earnings are expected beyond 2003.

In the paperboard packaging segment, fourth quarter net sales of $207.4 million were up 12% compared to net sales for the fourth quarter of 2002. The increase was primarily due to the favorable impact of foreign currency exchange rates. Excluding the impact of foreign currency exchange rates, net sales remained relatively flat quarter-over-quarter. Drilling down to our market sectors, improved volume in the pharmaceutical market sectors as a result of a new product launch and increased demand from existing customers were offset by decreased volume in the international and branded market sector.

On a full year basis, net sales in 2003 for the paperboard packaging segment increased 11% over 2002. Excluding the effects of favorable exchange rates, net sales for the paperboard packaging segment decreased approximately 1 percent year-over-year, as volumes in the pharmaceutical and luxury packaging market sectors increased but were offset by continued lower volume of alcoholic drink and confectionary cartons in the international and branded market sector. The volumes across the remaining market sectors in the paperboard packaging segment were relatively consistent year-over-year.

The paperboard packaging segment's EBIT for the fourth quarter of 2003 was $20.2 million, compared to $18.8 million in the fourth quarter of 2002, or an increase of 7%. This increase was primarily due to favorable foreign currency exchange rates. Excluding the impact of foreign currency exchange, EBIT for the paperboard packaging segment was down 3%, with the gain of $4.2 million from an insurance claim for equipment damaged in a fire in the third quarter partially offsetting the lower volume in alcoholic drink cartons. As we have discussed in previous quarters, volume relating to alcoholic drink cartons for the fourth quarter 2003 decreased compared with the fourth quarter of 2002 as a result of reduced customer demand driven by lower travel related sales. In addition, overall volume in the pharmaceutical market sector continues to improve; however, continuing from previous quarters, this market sector experienced start-up expenses associated with a major product launch during the fourth quarter. We anticipate these start-up expenses to continue into the first quarter of 2004.

EBIT for the paperboard packaging segment for 2003 was $60.4 million, a decrease of 3 percent compared to 2002. Again, full-year 2003 results were impacted by several factors. Alcoholic drink and confectionery packaging experienced declines in sales volume due to decreased customer demand attributable to the lingering impact of SARS and the Iraqi conflict on the travel related sales channel and record summer temperatures in Europe. In addition, while overall volume in the pharmaceutical sector improved for the year, pricing pressure and start-up expenses associated with a major product launch depressed EBIT for 2003. These decreases were offset, in part, by favorable foreign currency exchange rates, improved results in the luxury packaging sector, and the gain of $4.9 million from insurance proceeds related to an equipment fire.

The plastic packaging segment's fourth quarter net sales of $37.6 million were up about 34% from last year's fourth quarter sales and full year net sales of $132.2 million increased 27% over 2002. The increase in net sales for the 2003 quarter and full year was due to favorable foreign currency exchange rates, increased volume in the food and household market sector due to record summer temperatures in Europe, which served to increase demand for soft drinks and bottled water, gains from our investment in South Africa, and increased volume in the specialty chemical sector.

EBIT for the plastic packaging segment for the quarter and full year for 2003 was $3.6 million and $12.4 million, respectively, compared to $2.1 million and $8.5 million for the prior year periods. The increase in EBIT was due to favorable foreign currency exchange rates and increased sales volumes previously noted. During 2003, we were able to substantially recover raw material price changes, which led to margin stability.

Corporate Headquarters' expenses in the fourth quarter were up $1.0 million compared to the fourth quarter of 2002 and up $4.3 million for the full year due to increases in pension, insurance and long-term incentive costs.

Net interest expense for the fourth quarter of 2003 was $9.9 million, compared to $11.0 million in the fourth quarter of 2002, despite the negative impact of currency exchange rates. Lower average interest rates were the primary reason behind the decrease. As mentioned in previous quarters, our local currency denominated debt on our balance sheet serves as a partial natural hedge against currency fluctuations. When we compare the fourth quarter of 2003 to the fourth quarter of 2002, the change in currency translation rates caused interest expense to increase by approximately $600,000.

Net debt at the end of the fourth quarter was approximately $475.0 million, a decrease of about $700,000 over the balance at the beginning of 2003. On a local currency basis net debt was reduced by approximately $29.0 million during the year. In 2004, we are expecting a further decline in net debt levels as we focus on generating cash from operations.

Although fourth quarter earnings were slightly below last year, our cash available for shareholders and debt reduction was up $12.6 million compared to last year's fourth quarter, and totaled $48.7 million on a year-to-date basis. Furthermore, this stronger performance included an $11.0 million payment to settle substantially all of the company's indemnification obligations related to the sale of a kraft products mill. Capital spending for the fourth quarter of 2003 was about $10.0 million, of which approximately $2.9 million related to the construction of two new plants in Germany. As Tom mentioned earlier, we expect these factories to improve our manufacturing efficiencies and strengthen our ties with customers in the confectionery and tobacco sectors and provide a good return for our shareholders in future years.

Now, back to Tom for some closing remarks.

THJ COMMENTS

Thanks, Andy. Before we get to your questions I would like to offer a few comments on our outlook for 2004.

Our primary end-use markets remain relatively strong and volumes in most of our target markets are stable or improving. Our growth initiatives in Germany are expected to provide additional growth in 2004. However, as I mentioned earlier, the pricing environment continues to be challenging.

We expect to benefit from the many cost saving initiatives initiated during 2002 and 2003. We also intend to continue to use our market leading position to further grow our business while we continue to offer our customers high quality, innovative packaging solutions.

Looking to 2004, our primary focus will again be on generating cash for our shareholders, while increasing operating earnings in our paperboard packaging segment and improving our balance sheet. However, the expected improvement in operating earnings will be partially offset by the elimination of land development sales, which generated $7.3 million of EBIT in 2003, and the $7.7 million after-tax gain on the settlement of indemnity obligations realized in 2003. As a result, we expect earnings for 2004 to be in the range of $1.10 to $1.50 per share, and cash flow available for shareholders and reduction of debt to range from $30 million to $50 million.

Now at this time we would be happy to take questions.

JKM CLOSE

I'd like to remind everyone today's call will be available for replay on our website, www.cskcorp.com or can be accessed by calling 888-203-1112 or 719-457-0820 (code 755332).

This concludes today's call. Thank you for participating.